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                                                                     EXHIBIT 4.1

                       THIRD AMENDMENT TO RIGHTS AGREEMENT

     This Third Amendment to Rights Agreement is made and entered into as of the 27th day of April, 2000, and amends that certain agreement entered into by and between The Sports Club Company, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Company, a New York corporation (the "Rights Agent"), dated as of October 6, 1998, as amended by the First Amendment to Rights Agreement dated as of February 18, 1999 and the Second Amendment to Rights Agreement dated as of July 2, 1999 (as so amended, the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

                                 R E C I T A L S

     WHEREAS, the Board of Directors of the Company (the "Board") on September 29, 1998 authorized and declared a dividend of one preferred share purchase right for each Common Share of the Company outstanding on October 6, 1998, each Right representing the right to purchase one five-hundredth of a Preferred Share upon the terms and subject to the conditions set forth in the Rights Agreement, and further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date;

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement as of October 6, 1998;

     WHEREAS, the Rights Agreement was amended by the First Amendment to Rights Agreement as of February 18, 1999;

     WHEREAS, the Rights Agreement was amended by the Second Amendment to Rights Agreement as of July 2, 1999;

     WHEREAS, it has been proposed that the Company amend the Rights Agreement as set forth herein; and

     WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;


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                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

     1. The definitions of "Beneficial Owner" and "Beneficially Own" set forth in Section 1 of the Rights Agreement are hereby amended by adding the following as the last paragraph thereof:

     "Notwithstanding anything to the contrary in this Agreement:

     (A) in no event shall any Voting Shares that are Beneficially Owned by Millennium be deemed to be Beneficially Owned by Talla as a result of the transactions contemplated by the Loan and Stock Pledge Agreements;

     (B) in no event shall any Voting Shares that are Beneficially Owned by Talla be deemed to be Beneficially Owned by Millennium as a result of the transactions contemplated by the Loan and Stock Pledge Agreements;

     (C) in no event shall Talla be deemed to be the Beneficial Owner of any Voting Shares of which Millennium is the Beneficial Owner as a result of the transactions contemplated by the Loan and Stock Pledge Agreements;

     (D) in no event shall Millennium be deemed to be the Beneficial Owner of any Voting Shares of which Talla is the Beneficial Owner as a result of the transactions contemplated by the Loan and Stock Pledge Agreements;

     (E) in no event shall Talla be deemed to be an Affiliate or Associate of Millennium as a result of the transactions contemplated by the Loan and Stock Pledge Agreements;

     (F) in no event shall Millennium be deemed to be an Affiliate or Associate of Talla as a result of the transactions contemplated by the Loan and Stock Pledge Agreements; and

     (G) in no event shall Talla and Millennium be deemed together to constitute a "Person" (as defined herein) or a "group" (as such term is used in Rule 13d-5 promulgated under the Exchange Act) as a result of the transactions contemplated by the Loan and Stock Pledge Agreements."

     2. The definition of "Excluded Shares" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

     ""Excluded Shares" shall mean the following Voting Shares:


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     (i) with respect to all Stockholders, Common Shares acquired:

          (A)  by a bona fide gift;

          (B) as the result of the death of a Person, pursuant to a will or the laws of descent; or

          (C) upon the exercise of any stock option granted by the Company to an employee, officer or director of the Company;

     (ii) with respect to Talla, that number of Common Shares purchased by Talla after April 27, 2000 for an aggregate purchase price not exceeding $2,000,000; and

     (iii) with respect to Millennium:

          (A) all Common Shares pledged to Millennium pursuant to the Loan and Stock Pledge Agreements,

          (B) all Common Shares acquired by Millennium pursuant to the Loan and Stock Pledge Agreements or upon exercise of any remedies available under the Loan and Stock Pledge Agreements or by exercise of statutory rights, and

          (C) that number of Common Shares purchased by Millennium after April 27, 2000 for an aggregate purchase price not exceeding $2,000,000."

     3. The definition of "Millennium" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

     ""Millennium" shall mean Millennium Partners LLC, Millennium Entertainment Partners LP, Millennium Development Partners LP, MDP Ventures I LLC and MDP Ventures II LLC and their respective Affiliates, Associates, directors and officers."

     4. The definition of "Pledge Agreement" set forth in Section 1 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

     ""Loan and Stock Pledge Agreements" shall mean (i) the Amended and Restated Loan and Stock Pledge Agreement, dated as of December 30, 1997, by and between Talla and MDP Ventures II LLC, as such agreement may be amended or modified from time to time, and (ii) the Loan and Stock Pledge Agreement, dated as of May 12, 2000, by and between Talla and MDP Ventures II LLC, as such agreement may be amended or modified from time to time; provided that the aggregate number of Common Shares pledged under such agreements shall not exceed two million shares (excluding any Common Shares issued in respect

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     of such Common Shares as a result of a stock split, stock dividend, recapitalization or other reorganization affecting the Common Shares)."

     5. The definition of "28% Stockholder" set forth in Section 1 of the Rights Agreement is hereby amended by adding the following as the last paragraph thereof:

     "Anything in this Agreement to the contrary notwithstanding, for purposes of this Agreement, the Excluded Shares shall not be considered to be Voting Shares Beneficially Owned by a Person."

     6. Except as amended hereby, the Rights Agreement remains in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                             THE SPORTS CLUB COMPANY, INC.


Attest:
By /s/ Lois Barberio                         By /s/ D. Michael Talla
   ------------------------------------        ------------------------------
   Name: Lois Barberio                         Name: D. Michael Talla
   Title: Secretary                            Title: Co-Chief Executive Officer



                                             AMERICAN STOCK TRANSFER &
                                             TRUST COMPANY


Attest:
By  /s/ Susan Silber                         By /s/ Herbert J. Lemmer
   -------------------------------------       -----------------------------
   Name: Susan Silber                          Name: Herbert J. Lemmer
   Title: Assistant Secretary                  Title: Vice President



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